Exhibit 4.17

CONSENT OF BOARD OF DIRECTORS OF

HOVERINK BIOTECHNOLOGIES, INC.

AUTHORIZING THE AMENDMENT OF OUR BYLAWS

The undersigned, being all of the Directors of Hoverink International Holdings, Inc. a Delaware Corporation (the “Company”), hereby approve and adopt the following resolution by unanimous consent effective this ___ day of September 2017.

WHEREAS, the Board of Directors deem it necessary to Amend our Bylaws.

IT IS, THEREFORE, THE DIRECTORS UNANIMOUSLY:

RESOLVED, that the Board of Directors APPROVE of the amendment to the Bylaws of HOVERINK BIOTECHNOLOGIES, INC.

Signature	Capacity	Date

Debbie Mae Carter	Director	September 13th 2017

Cyrus Sajna	Director	September 13th 2017

Davidra Sajna	Director	September 13th 2017